Exhibit 6.6

SERVICE AGREEMENT AND WORK FOR HIRE

Fairy Tale High — Show Bible & Character Design

This Service Agreement and Work for Hire (“Agreement”) is entered into as of 6/8/2026, 2026 (the “Effective Date”), by and between:

First Party (Company): Elf Labs, Inc., 1111 Brickell Ave, Miami, FL 33131 (“Elf Labs” or “Company”)

Second Party (Contractor): Fizzbuzz Inc, Meridian by Avenir, Golam Drive, Kasambagan, Cebu City, Company Registration No. CS201725131, represented by Walter A. McDaniel, Senior Business Manager (“Contractor”)

Each of the Company and Contractor may be referred to individually as a “Party” and collectively as the “Parties.”

1. RECITALS

A. Company is the owner of a catalog of intellectual property consisting of 500+ trademarked and copyrighted characters, brands, and related assets (the “Company IP”), and is solely responsible for funding and bearing all costs under this Agreement.

B. Contractor is a professional creative studio with expertise in character design, concept art, illustration, and entertainment development.

C. Company desires to engage Contractor to produce a complete show bible and original character designs for an animated series tentatively titled “Fairy Tale High,” and Contractor agrees to provide such services under the terms and conditions set forth herein.

2. SCOPE OF WORK

2.1 Contractor shall produce and deliver the following (collectively, the “Deliverables”):

●	A complete Show Bible for the animated series “Fairy Tale High,” including series overview, tone and theme, world-building, episode format, and narrative framework.

●	Original designs for the FTH world including the highschool, local areas and any other non mentioned relevant part of a world

●	Original character designs for each of the following characters, incorporating:

●	Teen Cinderella, Teen Snow White, Teen Belle, Teen Little Mermaid, Teen Rapunzel, Teen Peter Pan, Teen Pinocchio, Teen Wicked Witch, Teen Prince Charming, Teen Pocahontas, Teen Alice

2.2 Designs shall be high quality CGI style designs including, but not limited to front, side, and three-quarter views, with color palettes, costume notes, and personality references for each character, as further directed by Company.

2.3 All creative concepts, storylines, and character directions are based on the intellectual property of Elf Labs, Inc. as directed by David Phillips, CEO. Contractor shall execute the creative vision as directed by Company and shall not independently develop or deviate from Company’s approved direction without written consent.

3. FEES AND PAYMENT TERMS

3.1 The total fee for the Deliverables described in Section 2 is USD $10,000 (“Project Fee”), payable as follows:

Milestone	Amount (USD)	Description
Upon execution of this Agreement	$10,000	Full upfront payment upon signing

3.2 Payment shall be made by wire transfer or ACH to the account designated by Contractor in writing. All payments are non-refundable upon delivery of the applicable Deliverables.

3.3 Each Party shall be solely responsible for the payment of any and all taxes, levies, or governmental charges imposed on it under applicable law arising from this Agreement.

4. INTELLECTUAL PROPERTY — WORK FOR HIRE

4.1 Work for Hire. The Parties expressly agree that all Deliverables created by Contractor under this Agreement — including but not limited to the show bible, all character designs, concepts, artwork, illustrations, character names, storylines, dialogue, catch phrases, themes, visual styles, and all related creative materials — are created as “works made for hire” as that term is defined under the United States Copyright Act (17 U.S.C. § 101) and applicable trademark law.

4.2 Assignment. To the extent any Deliverable is determined not to qualify as a work made for hire under applicable law, Contractor hereby irrevocably assigns, transfers, and conveys to Company all right, title, and interest in and to such Deliverables, including all copyrights, trademarks, and other intellectual property rights therein, throughout the universe, in perpetuity, in all languages, for all now known and hereafter existing media, uses, and forms.

4.3 Company IP. All Deliverables are based on and derived from Company’s pre-existing intellectual property. Contractor acknowledges that Company is the sole owner of all underlying IP, including all character names, storylines, and brand assets provided or referenced by Company. Nothing in this Agreement grants Contractor any ownership interest in Company’s pre-existing IP.

4.4 Contractor Waiver. Contractor hereby waives all moral rights, rights of attribution, and rights to be credited in connection with the Deliverables. Contractor further waives any rights to remuneration for any future sale, license, or exploitation of the Deliverables by Company.

4.5 Further Assurances. Contractor agrees to execute any additional documents, assignments, or instruments reasonably required by Company to perfect, register, or protect Company’s ownership of the Deliverables, including executing a limited power of attorney if required. Contractor shall ensure that all employees, subcontractors, and agents who contribute to the Deliverables execute agreements containing work for hire and assignment obligations no less protective than those set forth herein prior to commencing any work.

4.6 Sole Discretion. Company shall have sole and absolute discretion to use, modify, alter, distribute, license, sell, or otherwise exploit the Deliverables in any manner without restriction and without further consent from Contractor. Company may register all works under this Agreement in Company’s own name.

5. DELIVERABLES, ACCEPTANCE, AND REVISIONS

5.1 Contractor shall deliver all Deliverables in digital format (PDF, PSD, or AI files, as applicable) within a timeline to be mutually agreed in writing by the Parties upon execution of this Agreement.

5.2 Each Deliverable shall be subject to review and written approval by Company. Contractor shall incorporate feedback of Company until Company signs off on final version.

5.3 A Deliverable shall be deemed accepted upon written confirmation from Company, or in the absence of written objection within ten (10) business days of delivery.

6. CONFIDENTIALITY

6.1 All information related to the Deliverables, Company IP, business strategies, and terms of this Agreement constitute Confidential Information of Company. Contractor shall not disclose, share, or use any Confidential Information for any purpose other than fulfilling its obligations hereunder.

6.2 Contractor shall take all reasonable measures to protect Company’s Confidential Information and shall ensure all personnel with access to such information are bound by written confidentiality obligations no less protective than those herein.

6.3 Company may, at its sole discretion and without Contractor’s consent, disclose the existence or terms of this Agreement to third parties, including investors, partners, and advisors.

6.4 Confidentiality obligations shall survive termination of this Agreement for a period of five (5) years.

7. INDEPENDENT CONTRACTOR

Contractor is an independent contractor. Nothing in this Agreement creates an employment relationship, joint venture, partnership, or agency between the Parties. Contractor is solely responsible for all employment-related obligations to its personnel, including payroll taxes, benefits, and insurance.

8. LIMITATION OF LIABILITY

Contractor shall not be liable for any indirect, incidental, consequential, or punitive damages. In all circumstances, Contractor’s aggregate liability shall not exceed the total Project Fee paid under this Agreement, except in cases of gross negligence, willful misconduct, or breach of the intellectual property provisions herein.

9. TERMINATION

9.1 Company may terminate this Agreement upon written notice if Contractor fails to deliver Deliverables meeting the agreed quality standards after multiple revision rounds, or if there are material delays without justifiable cause. In such case, Company shall pay only for Deliverables accepted prior to termination.

9.2 Contractor may terminate this Agreement in the event of Company’s uncured material breach, including failure to make timely payment, following thirty (30) days written notice and opportunity to cure.

9.3 Upon any termination, all completed Deliverables and all work product in progress shall be delivered to Company, and all intellectual property rights therein shall vest in Company.

10. GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles. Any dispute arising from or related to this Agreement shall first be resolved through good-faith negotiation. If unresolved within thirty (30) days, disputes shall be submitted to binding arbitration in Los Angeles, California, under the rules of the American Arbitration Association.

11. MISCELLANEOUS

11.1 This Agreement constitutes the entire understanding between the Parties with respect to its subject matter and supersedes all prior agreements, representations, and understandings, whether written or oral.

11.2 Any amendment or modification must be in writing and signed by authorized representatives of both Parties.

11.3 This Agreement may be executed in counterparts, including electronic signature (e.g., DocuSign), each of which shall be deemed an original.

11.4 If any provision of this Agreement is held unenforceable, the remaining provisions shall continue in full force and effect.

11.5 Contractor acknowledges that any breach of the intellectual property or confidentiality provisions herein may cause irreparable harm to Company, entitling Company to seek injunctive relief in addition to all other remedies at law.

SCHEDULE A — DELIVERABLES

The following Deliverables shall be produced by Contractor for Company under this Agreement:

●Complete Show Bible for “Fairy Tale High”

●Original Character Designs for the following characters:

Teen Cinderella | Teen Snow White | Teen Belle | Teen Little Mermaid | Teen Rapunzel | Teen Peter Pan | Teen Pinocchio | Teen Wicked Witch | Teen Prince Charming (3 versions of identical twins) | Teen Pocahontas | Teen Alice

All characters listed above are derived from and based upon Company’s proprietary intellectual property. All Deliverables are subject to Company’s creative direction and approval.

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:		CONTRACTOR:

Elf Labs, Inc.		Fizzbuzz Inc

Signature:

Name:	David Phillips

Title:	Chief Executive Officer

Date:	6/4/2026

Signature:

Name:	Walter A. McDaniel

Title:	Senior Business Manager

Date:	6/8/2026